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Report of Independent  Accountants on Management's  Assertion on Compliance with the Minimum Servicing Standards Set Forth in the
Uniform Single Attestation Program for Mortgage Bankers

The Audit Committee
PNC Bank Corp.

We have examined management's assertion, included in the accompanying report titled Report of Management on Compliance with the Minimum Servicing Standards Set Forth in the Uniform Single Attestation Program for Mortgage Bankers, that except for noncompliance with the minimum servicing standard for custodial bank accounts, Midland Loan Services, Inc. (MLS), a wholly-owned subsidiary of PNC Bank Corp., complied with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers (USAP) except for commercial loan and multifamily loan servicing, minimum servicing standards V.4 and VI1., which the Mortgage Bankers Association of America has interpreted as inapplicable to such servicing during the year ended December 31, 1998. Management is responsible for MLS' compliance with those requirements. Our responsibility is to express an opinion on management's assertions about MLS' compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about MLS' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on MLS' compliance with specified requirements.

In our opinion, management's assertion that except for noncompliance with the minimum servicing standard for custodial account reconciliations, MLS complied with the aforementioned requirements during the year ended December 31, 1998, is fairly stated, in all material respects.

As discussed in management's assertion, the following material noncompliance occurred at MLS during the year ended December 31, 1998. With regard to standard 1.4, reconciling items exist which have not been resolved within 90 calendar days of their original identification.

January 22, 1999

Ernst &Young LLP

Ernst &Young tip is a member of Ernst & Young International, Ltd.